Exhibit 10.1

STOCKHOLDERS AGREEMENT

by and among

APPROACH RESOURCES INC.,

WILKS BROTHERS, LLC

and

SDW INVESTMENTS, LLC

Dated as of January 27, 2017

Exhibit A – Form of Conditional Resignation

i

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of January 27, 2017, is entered into by and among APPROACH RESOURCES INC., a Delaware corporation (the “Company”) and each of WILKS BROTHERS, LLC and SDW INVESTMENTS, LLC (collectively, the “Holders” and each, a “Holder”).

Pursuant to, and in consideration of the obligations of the Company and the Holders under the Exchange Agreement (as hereinafter defined), the premises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

“ADF Acceptance Period” shall have the meaning set forth in Section 3.2.4(a).

“Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (including proxy) or otherwise; provided, however, that for the avoidance of doubt that the Holders shall not be deemed an affiliate of the Company solely on account of being party to this Agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Alternative Debt Financing Offer” shall have the meaning set forth in Section 3.2.2.

“Board” means the board of directors of the Company.

“Board Designee” shall have the meaning set forth in Section 2.1.1(b).

“Board Determination Date” shall have the meaning set forth in Section 2.1.1(a).

“Board Reduction Event” shall have the meaning set forth in Section 2.1.1(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York or Fort Worth, Texas are not required to be opened.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as adopted on November 6, 2013, as the same may be amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as the same may be amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.

“Charter Amendment Approval” shall have the meaning set forth in the Exchange Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any shares or capital stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement to which the Company is a party.

“Company” shall have the meaning set forth in the introductory paragraph hereof.

“Contracting Parties” shall have the meaning set forth in Section 5.9.

“Class I” means the class of directors of the Board designated as Class I pursuant to the Certificate of Incorporation.

“Class II” means the class of directors of the Board designated as Class II pursuant to the Certificate of Incorporation.

“Class III” means the class of directors of the Board designated as Class III pursuant to the Certificate of Incorporation.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

“Director Nominating Committee” means the Nominating and Corporate Governance Committee of the Company that exists pursuant to the Nominating and Corporate Governance Committee Charter, adopted as of November 4, 2014, or such successor committee of the Board that nominates, or approves for nomination, candidates for election to the Board.

“Dribble Out Period” shall have the meaning set forth in Section 3.3.2.

“Equity Cap” means 48.61%.

“Equity Securities” means common stock or other equity securities, including any security, convertible security, exercisable warrant, option or other similar instrument conveying rights with respect to equity securities, including, in the case of the Company, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Agreement” means the Exchange Agreement, dated November 2, 2016, by and between the Company and Holders.

“Exchange Offer” shall have the meaning set forth in the Exchange Agreement.

“Exchange Transaction” shall have the meaning set forth in the Exchange Agreement.

“Exempt Offerings” means (i) an issuance of awards of Equity Securities (“Awards”) to an employee pursuant to any plan or arrangement approved by the Board, or a duly authorized subcommittee of the Board, or the issuance of Equity Securities upon the exercise or conversion of any such Awards, (ii) an issuance of Equity Securities pursuant to an exercise or conversion of any Equity Securities with respect to which preemptive rights were provided at the time such Equity Securities were issued (or the issuance of which was itself an Exempt Offering), (iii) a subdivision of the issued and outstanding Equity Securities into a larger number of Equity Securities or the issuance of Equity Securities as a pro rata dividend or distribution in respect of outstanding Equity Securities and Board, or (iv) Equity Securities issued in consideration of a bona fide acquisition by the Company or any of its Subsidiaries, joint venture or other strategic transaction that was approved by the Board.

“Extraordinary Transaction” means any merger, tender offer, exchange offer, consolidation, business combination, recapitalization, restructuring, sale of all or substantially all assets, liquidation or dissolution involving the Company, and of its Subsidiaries or any of its or their securities or assets.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, applied on a consistent basis for the periods involved.

“Holder” and “Holders” shall have the meaning set forth in the introductory paragraph hereof.

“Holder Ownership Percentage” means, at any time, a fraction (expressed as a percentage), the numerator of which is the number of shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), collectively, by the Holders and their Affiliates at such time, and the denominator of which is the total number of issued and outstanding shares of Common Stock at such time.

“Independent” means, with respect to any Board Designee, that such Board Designee shall qualify as an independent director of the Company under the Company’s corporate governance and independence guidelines, applicable law and the rules and regulations of the Commission (or any successor thereto) and NASDAQ (or any other stock exchange on which the Company is then listed), including, if applicable, any enhanced requirements with respect to certain committees of the Company.

“Non-Party Affiliates” shall have the meaning set forth in Section 5.9.

“Per Share Equity Value” means, as of the date of determination, the volume weighted average closing stock price of a share of Common Stock for the thirty (30) day period immediately preceding the date of any such determination, as reported by NASDAQ, or, if the shares of Common Stock are then traded on a national securities exchange other than NASDAQ, on the principal national securities exchange on which such shares are so traded.

“Person” or “person” means any individual, firm, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preemptive Debt Election Notice” shall have the meaning set forth in Section 3.2.2.

“Preemptive Debt Notice” shall have the meaning set forth in Section 3.2.1.

“Preemptive Debt Securities” means any bonds, debentures, notes, or other similar evidences of indebtedness commonly known as “securities”, in each case, which bonds, debentures, notes, or other similar evidences of indebtedness are secured by a lien and/or security interest on any property of any of the Company and its Subsidiaries and which lien and/or security interest is expressly subordinated (pursuant to any intercreditor agreement, subordination agreement or other similar agreement) in priority to any senior secured first lien indebtedness for borrowed money of any of the Company and/or its Subsidiaries. For the avoidance of doubt, Preemptive Debt Securities does not include any bank debt financing or other credit facilities, including, without limitation, the Revolving Credit Facility and any refinancing thereof.

“Preemptive Debt Terms” shall have the meaning set forth in Section 3.2.1.

“Preemptive Debt Offer Period” shall have the meaning set forth in Section 3.2.2.

“Preemptive Debt Purchase Election” shall have the meaning set forth in Section 3.2.2.

“Preemptive Equity Election Notice” shall have the meaning set forth in Section 3.2.7.

“Preemptive Equity Notice” shall have the meaning set forth in Section 3.2.6.

“Preemptive Equity Offer Period” shall have the meaning set forth in Section 3.2.7.

“Preemptive Equity Purchase Election” shall have the meaning set forth in Section 3.2.7.

“Preemptive Equity Securities” means Equity Securities or rights to acquire Equity Securities issued by the Company from and after the date of this Agreement except Equity Securities issued in an Exempt Offering.

“Registration Rights Agreement” means that certain registration rights agreement, dated as of January 27, 2017, by and among the Company and the Holders, as the same may be amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.

“Representatives” means, with respect to any Person, such Person’s directors, officers, partners, employees, members, managers, agents, advisors (including attorneys, accountants, consultants and financial advisors and any representatives of a Person’s advisors) and other representatives

“Restricted Period” shall have the meaning set forth in Section 3.3.1.

“Revolving Credit Facility” means the senior secured revolving credit facility pursuant to the Amended and Restated Credit Agreement, dated as of May 7, 2014, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time-to-time party thereto, as amended from time to time.

“Sale Transaction” means (a) the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries to a third-party purchaser; or (b) a merger, consolidation, recapitalization or reorganization of the Company with or into a third-party purchaser.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Stockholder Meeting” shall have the meaning set forth in the Exchange Agreement.

“Subsidiary” of any Person means (a) a corporation a majority of whose outstanding shares of capital stock or other equity interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (b) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

“Target Value” means the sum of (a) the product of $10 and the number of shares of Common Stock issued and outstanding immediately following the closing of the Exchange Transaction and (b) the product of $10 and the number of any shares of Common Stock issued pursuant to the Exchange Offer.

“Total Market Capitalization” means, at any time, the product of (a) the Per Share Equity Value and (b) the number of shares of Common Stock issued and outstanding as of such time.

“Transfer” means, when used as a verb, to sell, transfer, assign, convey or otherwise dispose, and when used as a noun, any direct or indirect sale, transfer, assignment, conveyance or other disposition, including by merger, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily.

“Trigger Event” means the Per Share Equity Value is equal to or greater than the Target Value.

“Voting Securities” means any securities (including Equity Securities) that vote generally in the election of directors, in the admission of general partners or in the selection of any other similar governing body.

Section 1.2 Other Definitional and Interpretive Matters. For purposes of this Agreement, the following rules shall apply:

1.2.1 Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

1.2.2 Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

1.2.3 Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

1.2.4 Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

1.2.5 Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

1.2.6 Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

1.2.7 Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.2.8 Successor Laws. Any reference to any law or code section thereof will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

1.2.9 Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2.9 is intended to authorize any assignment or other Transfer not otherwise permitted by this Agreement.

1.2.10 Joint Drafting. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party). Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE 2

MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES

Section 2.1 Board.

2.1.1 Board Representation.

(a) Until such time as the rights of the Holders are terminated or reduced in accordance with Section 2.1.7, the Holders, collectively, shall be entitled to designate for nomination for election to the Board three (3) members of the Board as provided in Sections 2.1.2 and 2.1.3 hereof. If, at December 31, 2017 (the “Board Determination Date’), the Holder Ownership Percentage is (x) less than 40%, the Holders shall cause the Board Designee who has been appointed as a Class III director to promptly tender his or her resignation, effective as of the Board Determination Date, from the Board and any committee thereof on which he or she may be a member; or (y) equal to or greater than 40%, the Company shall cause a director other than a Board Designee to promptly tender his or her resignation, effective as of the Board Determination Date, from the Board and any committee thereof on which he or she may be a member (either such resignation, the “Board Reduction Event”). In furtherance of the foregoing, Matthew R. Kahn (and each successor Board Designee to Matthew R. Kahn’s position as a Class III director on the Board appointed or elected prior to the Board Determination Date) shall, prior to, and as a condition to his or her appointment to the Board as a Board Designee, and the Holders shall cause Matthew R. Kahn (and each successor Board Designee to Matthew R. Kahn’s position as a Class III director on the Board appointed or elected prior to the Board Determination Date) to, execute an irrevocable conditional resignation as director in the form attached hereto as Exhibit A. At the time of the Board Reduction Event, the Company shall take such action as is necessary to cause at such time the full board of directors of the Company to be decreased by one member (with such decrease being the elimination of the directorship vacated by the Board Reduction Event to consist of seven (7) directors.

(b) Members of the Board designated by the Holders pursuant to this Section 2.1.1 or appointed to fill a vacancy by the Holders as provided in Section 2.1.2 or Section 2.1.5 shall be referred to as the “Board Designees.” The Company and the Board shall, subject to and consistent with the Board’s fiduciary duties and applicable law, take such actions as necessary to cause Board Designees to be nominated and submitted to the stockholders of the Company for election to the Board, or appointed to the Board by the remaining members of the Board, as provided in Section 2.1.2 and Section 2.1.4.

(c) Prior to the Board Reduction Event, the number of directors on the Board shall not be increased to greater than eight (8) without the unanimous approval of the Board Designees. Following the Board Reduction Event, the number of directors on the Board shall not be increased to greater than seven (7) without the unanimous approval of the Board Designees.

2.1.2 Initial Board Representation.

(a) Simultaneously with the execution and delivery of this Agreement, the three (3) Board Designees shall be appointed to the Board as follows: (i) Morgan D. Neff shall be appointed as a Class I director on the Board; (ii) Matthew D. Wilks shall be appointed as a Class II director on the Board; and (iii) Matthew R. Kahn shall be appointed as a Class III director on the Board.

2.1.3 Classified Board. For so long as the Company classifies and divides the Board into more than one class in which the terms of the directors serving on the Board expire at different times depending on their class, then for so long as Holders are entitled to designate (A) two (2) Board Designees one such Board Designee shall serve as a Class I director and one such Board Designee shall serve as a Class II director or (B) three (3) Board Designees one such Board Designee shall serve as a Class I director, one such Board Designee shall serve as a Class II director and one such Board Designee shall serve as a Class III director.

2.1.4 Annual Meeting.

(a) At each annual meeting of the Company’s stockholders or any special meeting in lieu thereof at which the term of any Board Designee is to expire or at the date of which proxy materials for such meeting are mailed to the Company’s stockholders there shall be less than the maximum number of Board Designees that Holders are then entitled to designate serving on the Board, the Holders, collectively, shall be entitled to designate for nomination as a director the number of individuals necessary so that, if such designees are elected to the Board at such annual meeting or any special meeting in lieu thereof, the maximum number of Board Designees shall be serving on the Board. The Company and the Board shall, subject to and consistent with the Board’s fiduciary duties and applicable law, take such actions as necessary to cause each Board Designee so designated by the Holders and to be nominated for election to the Board at each annual meeting of the Company’s stockholders or any special meeting in lieu thereof. To the extent the Company’s proxy statement for any annual meeting of stockholders, or any special meeting in lieu thereof, includes a recommendation regarding the election of any other nominees to the Board, the Company and the Board shall, subject to and consistent with the Board’s fiduciary duties and applicable law, include a recommendation of its Board that the stockholders also vote in favor of each Board Designee standing for election at such meeting.

(b) For any annual meeting of the Company’s stockholders or any special meeting in lieu thereof at which Holders are entitled to designate an individual for nomination as a director pursuant to Section 2.1.4(a), the Company shall use its good faith efforts to notify Holders in writing no less than ten (10) days before the advance notice deadline set forth in the Company’s bylaws of such entitlement. If, at any time neither Holder advises the Board in writing, delivered to the Board not less than ninety (90) and no more than one hundred twenty (120) calendar days prior to the one year anniversary of the date of the Company’s proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than sixty (60) days prior to the meeting in the case of a special meeting (provided, however, that if a Holder notifies the Board that Holders are unable to notify the Board within such time period, the Holders and Board will work together in good faith to establish a later time period (taking into account the minimum amount of time the Company will reasonably need to include the information required by clauses (i) and (ii) below in any proxy solicitation materials and prepare any other materials related thereto and to the election of directors)), of Holders intention to designate the number of directors which the Holders are then entitled to designate for nomination at the next annual meeting of the Company’s stockholders or special meeting in lieu thereof, then the rights granted under this Section 2.1 with respect to the designation of Board Designees shall be applicable for such meeting only with respect to the number of nominees as indicated in such writing, if any, that the Holders intend to designate, but shall continue to be fully effective with respect to subsequent meetings and interim vacancies. The Holders shall provide (i) the information regarding each Board Designee as would be required to be included in solicitations of proxies for the election of directors in an election context or is otherwise required pursuant to the federal securities laws and regulations, had the nominee been nominated, or intended to be nominated, by the Board and (ii) the consent of each such Board Designee to serve as a director of the Company if so elected.

2.1.5 Board Committees. Subject to the Company’s corporate governance and independence guidelines, applicable law and the rules and regulations of NASDAQ (or any other stock exchange on which the Company is then listed), including, if applicable, any enhanced requirements of with respect to certain committees of the Company, in each case, requiring that certain committee members qualify as Independent, for so long as the Holders are represented on the Board by at least one Board Designee, the Company and the Board shall take such actions as necessary to cause at least one such Board Designee to be elected to, and to at all times be a member of, each committee established by the Board based, if applicable, on whether or not such Board Designee qualifies as Independent; provided that such Board Designee, in his or her sole discretion, may decline to serve on such committee.

2.1.6 Vacancies. If, prior to his or her election or appointment to the Board pursuant to this Section 2.1, any Board Designee shall be unable or unwilling to serve as a director of the Company, then the Holders shall be entitled to nominate a replacement Board Designee, and the Company and the Board shall, subject to and consistent with the Board’s fiduciary duties and applicable law, take such actions as necessary to cause such replacement Board Designee to be appointed to the Board or nominated and submitted to the stockholders, as applicable, pursuant to this Section 2.1. If, following an election or appointment to the Board pursuant to this Section 2.1, any Board Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, then the Holders shall, within thirty (30) days of such event, notify the Board in writing of a replacement Board Designee, and the Company and the Board shall, subject to and consistent with the Board’s fiduciary duties and applicable law, take such actions as necessary to cause such replacement Board Designee to be appointed to the Board to fill the unexpired term of the Board Designee who such new Board Designee is replacing.

2.1.7 Reduction; Termination of Rights. The right of the Holders to designate directors under this Section 2.1 shall be reduced and terminate as follows:

(a) Upon written request to the Holders, if the number of Board Designees exceeds the number of directors the Holders shall be entitled to designate pursuant to Section 2.1.1 (as such number may be adjusted pursuant to this Section 2.1.7, the Holders shall cause the number of Board Designee(s) in excess of the number of Board Designees to which the Holders are then entitled to designate to resign from the Board such that the number of Board Designees shall be reduced to the number the Holders are then entitled to designate.

(b) Upon the completion of a Sale Transaction, the Holders’ right to designate Board Designees to the Board and its committees shall immediately expire and the Holders shall cause each Board Designee then serving on the Board to resign from the Board immediately after the completion of a Sale Transaction; provided, however, that in the event such completed Sale Transaction is a sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, the Holders’ right to designate Board Designees to the Board and its committees shall not expire until such time as a final determination has been made with respect to the complete disposition of the proceeds from such Sale Transaction, at which point in time the Holders shall cause each Board Designee then serving on the Board to resign from the Board.

(c) Upon the Holder Ownership Percentage being less than 40% at any time on or after the Board Determination Date, the Holders’ right to designate members of the Board pursuant to Section 2.1.1(a) shall be reduced to the right to designate two (2) members of the Board; provided, that, subject to Section 2.1.1(a) with respect to a Board Reduction Event, the then current term of the Board Designees then serving on the Board shall not be affected solely by the loss of such right.

(d) Upon the Holder Ownership Percentage being reduced to less than 20%, the Holders’ right to designate members of the Board pursuant to Section 2.1.1(a) shall be reduced to the right to designate one (1) member of the Board; provided, that the then current term of the Board Designees then serving on the Board shall not be affected solely by the loss of such right.

(e) Upon the Holder Ownership Percentage being reduced to less than 10%, the Holders’ right to designate members to the Board pursuant to Section 2.1.1(a) shall immediately expire; provided, that the then current term of the Board Designees then serving on the Board shall not be affected solely by the loss of such right.

2.1.8 Company Policies; Fees; Costs and Expenses. The parties hereto acknowledge that each Board Designee, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies, and other governance guidelines and policies of the Company as other directors, and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or committees of the Board, and shall have the same rights and benefits, including with respect to insurance, indemnification and, with respect to Board Designees who qualify as Independent, compensation that are applicable to all Independent directors of the Company. The Company will pay and reimburse each Board Designee (whether such Board Designee qualifies as Independent or not) for all reasonable out-of-pocket expenses incurred by such Board Designee in connection with his or her participation in (or attendance at) meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of the Subsidiaries of the Company to the same extent as the Company reimburses all other directors of the Company.

2.1.9 Voting. Until the occurrence of a Trigger Event, each Holder shall, and shall cause its Affiliates to, vote all Voting Securities of the Company (including all Common Stock) held by such Holder and its Affiliates or over which such Holder or its Affiliates has voting control, and shall take all other necessary or desirable actions within its control (including in its capacity as a stockholder, director, member of a board committee, officer or otherwise) to vote in the same proportion as shares of Voting Securities of the Company (including Common Stock) that are not held by such Holder or its Affiliates or over which such Holder or its Affiliates does not have voting control with respect to (a) any ratification of the appointment of the Company’s independent registered public accounting firm; (b) the Board’s recommendation with respect to the Company’s “say-on-pay” proposal or with respect to any other Company proposal or stockholder proposal (other than any proposal with respect to any Extraordinary Transaction); (c) each nominee (including those that are not Board Designees) nominated and approved by the Director Nominating Committee; or (d) the removal of any Board Designees selected by the Director Nominating Committee to reduce the number of Board Designees to the number of Board Designees to which the Holders are then entitled to designate if such Board Designees have not been removed in accordance with Section 2.1.7. Following the occurrence of a Trigger Event, the foregoing restrictions on each of the Holders’ or its Affiliates’ voting of Voting Securities of the Company (including all Common Stock) held by such Holder or its Affiliates or over which such Holder or its Affiliates has voting control, shall terminate and each such Holder or Affiliate shall be free to vote its Voting Securities in respect of each of the matters referenced in the immediately preceding sentence in any way it chooses to do so.

ARTICLE 3

ACQUISITIONS; TRANSFERS

Section 3.1 Restrictions on Acquisitions.

3.1.1 Subject to Section 3.1.2, from the date hereof until the eighteen (18) month anniversary of this Agreement, each Holder agrees that other than in accordance herewith (including pursuant to the exercise of its rights under Section 2.1.1) or without the prior written consent of the Board, such Holder shall not, and shall cause each of its Affiliates not to, directly or indirectly:

(a) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, (i) any Voting Securities of the Company or any rights or options to acquire any such Voting Securities which would result in the Holder Ownership Percentage following such acquisition exceeding the Equity Cap or (ii) any property of the Company or any rights or options to acquire any such property;

(b) propose to have such Holder or an Affiliate of such Holder enter into, directly or indirectly, any merger or business combination involving the Company or propose to have such Holder or an Affiliate of such Holder purchase, directly or indirectly, a material portion of the assets of the Company;

(c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent, or seek or advise or influence any person with respect to the voting of, or granting of a consent with respect to, any Voting Securities of the Company;

(d) other than with other Holders, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities of the Company;

(e) except as may be required by law (provided that such legal requirement does not arise as a result of or in connection with any breach of this Agreement by such Holder or its Representatives or Affiliates), disclose any intention, plan or arrangement inconsistent with the foregoing;

(f) except as permitted pursuant to Section 3.2 hereof, provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction described in clause (a) or (b) of this Section 3.1.1; or

(g) advise, assist or encourage any other persons in connection with any of the foregoing.

Notwithstanding the foregoing provisions of this Section 3.1.1, the restrictions set forth in this Section 3.1.1 shall terminate and be of no further force and effect if a public announcement or commencement is made of a tender or exchange offer by any Person (other than a Holder or its Affiliates) for, or upon completion of which any Person would beneficially own (as such term is used in Rule 13d-3 of the Exchange Act), fifty percent (50%) or more of the outstanding Voting Securities of the Company, and the Board approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act.

For the avoidance of doubt, nothing in this Section 3.1.1 shall prohibit a Holder or any Affiliate of a Holder from engaging in discussions regarding potential transactions with unaffiliated third parties provided that it promptly and fully discloses any such discussions to the Board and does not undertake any actions in furtherance of such a transaction without having first obtained the approval of the Board.

3.1.2 Notwithstanding Section 3.1.1 or the expiration of the term thereof, each Holder shall not, and shall cause each of its Affiliates not to, (a) until May 7, 2019, take any action (including any action described in Section 3.1.1) at any time if such action would result in a “Change of Control” (as such term is defined in the Revolving Credit Facility) under the terms of the Revolving Credit Facility or (b) acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, Common Stock such that, upon such acquisition, the Holder Ownership Percentage would exceed the Equity Cap; provided that the restriction set forth in this Section 3.1.2(b) may be waived by the Company after a Trigger Event if such waiver is approved by a majority of the members of the Board other than Board Designees and any other members of the Board nominated for election to the Board by Holders or any Holder.

Section 3.2 Preemptive Rights.

3.2.1 The Company shall not issue or sell, or agree to issue or sell, any Preemptive Debt Securities (other than (a) debt securities issuable with respect to intercompany debt by and between the Company and any Subsidiaries or (b) in connection with the Exchange Offer (as such term is defined in the Exchange Agreement) contemplated by Section 5.g of the Exchange Agreement) to any third party unless the Company shall have first delivered written notice (a “Preemptive Debt Notice”) to the Holders of the Company’s intent to issue, sell or exchange Preemptive Debt Securities, which Preemptive Debt Notice shall (x) state the aggregate principal amount of the Preemptive Debt Securities the Company proposes to issue or sell and (y) may include the price and other material terms and conditions on which the Company proposes to issue or sell the Preemptive Debt Securities (such items as described in this clause (y), the “Preemptive Debt Terms”).

3.2.2 For a period of ten (10) Business Days from the date the Preemptive Debt Notice is delivered to Holders (the “Preemptive Debt Offer Period”), the Holders may, by written notice to the Company (the “Preemptive Debt Election Notice”): (a) if the Preemptive Debt Notice included Preemptive Debt Terms, elect to purchase (“Preemptive Debt Purchase Election”) all of the Preemptive Debt Securities, which shall constitute an offer to purchase such Preemptive Debt Securities which shall remain open and irrevocable for a period of ten (10) Business Days or (b) offer to provide debt financing (“Alternative Debt Financing Offer”) in an amount equal to the aggregate principal amount of the Preemptive Debt Securities stated in the Preemptive Debt Notice and on such terms and conditions as the Holders shall specify in the Election Notice, which shall constitute an offer to provide such debt financing which shall remain open and irrevocable until the end of the ADF Acceptance Period.

3.2.3 If one or both Holders makes a timely Preemptive Debt Purchase Election, the Company shall provide written notice to such Holders establishing the date of the new issuance of the Preemptive Debt Securities and the procedures for purchasing the Preemptive Debt Securities and the Holder(s) delivering such Preemptive Debt Purchase Election shall be obligated to provide the debt financing referred to in the Preemptive Debt Notice on the Preemptive Debt Terms.

3.2.4 If the Company receives an Alternative Debt Financing Offer from one or both Holders:

(a) The Company shall have thirty (30) days following its receipt of the Alternative Debt Financing Offer (the “ADF Acceptance Period”) to determine whether to accept or reject the Alternative Debt Financing Offer. If the Company accepts the Alternative Debt Financing Offer, then the Holder(s) delivering such Alternative Debt Financing Offer shall be obligated to provide the debt financing referred to in the Alternative Debt Financing Offer on the terms and conditions set forth in the Alternative Debt Financing Offer within sixty (60) days from the Company’s acceptance.

(b) If the Company rejects or otherwise does not accept the Alternative Debt Financing Offer, then the Company may proceed with the issuance of the Preemptive Debt Securities to a third party during the one hundred and fifty (150) day period following the expiration of the ADF Acceptance Period on such terms and conditions as determined by the Company in its sole discretion; provided such terms and conditions of the Preemptive Debt Securities must be no less favorable, taken as a whole and considering all factors deemed relevant by the Company, than the Preemptive Debt Terms or the terms and conditions of the Alternative Debt Financing Offer. If the Company has not issued or sold (or executed definitive documents to issue or sell) the Preemptive Debt Securities within the one hundred and fifty (150) days following the expiration of the ADF Acceptance Period, any proposed issuance of such Preemptive Debt Securities shall once again be subject to the terms and conditions of this Section 3.2. Notwithstanding the foregoing, if the Preemptive Debt Notice included Preemptive Debt Terms and the Company rejects or otherwise does not accept the Alternative Debt Financing Offer, Company shall so notify Holders, and Holders shall have three (3) Business Days following such notification to make a Preemptive Debt Purchase Election pursuant to Section 3.2.2, and if Holders do not make a Preemptive Debt Purchase Election within such three (3) Business Day period the Company may proceed with the issuance of the Preemptive Debt Securities to a third party in accordance with the preceding sentence.

3.2.5 If neither Holder delivers a Preemptive Debt Election Notice during the Preemptive Debt Offer Period, the Company shall be entitled to sell such Preemptive Debt Securities specified in the Preemptive Debt Notice on such terms and conditions as determined by the Company in its sole discretion for a period of one hundred and eighty (180) days following the expiration of the Preemptive Debt Offer Period. Any Preemptive Debt Securities to be sold by the Company following the expiration of such one hundred and eighty (180) day period must be reoffered to the Holders pursuant to the terms of this Section 3.2.

3.2.6 The Company shall not issue or sell, or agree to issue or sell, any Preemptive Equity Securities to any third party unless the Company shall have first delivered written notice (a “Preemptive Equity Notice”) to the Holders of the Company’s intent to issue, sell or exchange Preemptive Equity Securities, which Preemptive Equity Notice (a) shall state the number and type of Preemptive Equity Securities proposed to be issued and (b) may include the price and other material terms and conditions on which the Company proposes to issue the Preemptive Equity Securities (provided if the Company does not include the price at which the Company proposes to issue the Preemptive Equity Securities in a Preemptive Equity Notice, the Company shall use good faith efforts to provide to the Holders reasonable advance notice of the price range or price, when determined, at which the Company proposes to issue the Preemptive Equity Securities).

3.2.7 For a period of ten (10) Business Days from the date the Preemptive Equity Notice is delivered to Holders (the “Preemptive Equity Offer Period”), the Holders may, by written notice to the Company (the “Preemptive Equity Election Notice”) elect to purchase (the “Preemptive Equity Purchase Election”), on the terms and conditions specified in the

Preemptive Equity Election Notice but subject to Section 3.1.2, up to a number of Preemptive Equity Securities, in the aggregate as to both Holders, equal to (a) the number of Preemptive Equity Securities proposed to be issued or sold by the Company multiplied by (b) the Holder Ownership Percentage immediately prior to the delivery of the Preemptive Equity Notice by the Company, which shall constitute an offer to purchase such Preemptive Equity Securities.

3.2.8 If one or both Holders makes a timely Preemptive Equity Purchase Election, the Company shall provide written notice to such Holder(s) establishing the date of the new issuance of Preemptive Equity Securities and the procedures for purchasing the Preemptive Equity Securities. Notwithstanding the foregoing, the Company shall be under no obligation to consummate any proposed issuance of Preemptive Equity Securities, nor shall there be any liability on the part of the Company, or to the Board, to the Holders if the Company has not consummated any proposed issuance of Preemptive Equity Securities pursuant to this Section 3.2 for whatever reason, regardless of whether the Company shall have delivered a Preemptive Equity Notice.

3.2.9 If neither Holder delivers a Preemptive Equity Election Notice during the Preemptive Equity Offer Period, the Company shall be entitled to sell such Preemptive Equity Securities in the Preemptive Equity Notice on such terms and conditions as determined by the Company in its sole discretion for a period of one hundred and fifty (150) days following the expiration of the Preemptive Equity Offer Period. Any Preemptive Equity Securities to be sold by the Company following expiration of such one hundred and fifty (150) day period must be reoffered to the Holders pursuant to the terms of this Section 3.2.

Section 3.3 Restrictions on Transfers.

3.3.1 From the date hereof until the six (6) month anniversary of the this Agreement (the “Restricted Period”), each Holder agrees that, without the prior written consent of the Company, such Holder shall not, and it shall cause each of its Affiliates not to, directly or indirectly, Transfer any shares of Common Stock (or any rights or interests of any nature whatsoever in or with respect to any shares of Common Stock) beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by such Holder or its Affiliates.

3.3.2 Upon the completion of the Restricted Period, the Holders agree not to Transfer more than five percent (5%) of the shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the Holders and their Affiliates, in the aggregate, per each rolling ninety (90) day period beginning with a Holder’s (or its Affiliate’s) first transfer of shares of Common Stock after the termination of the Restricted Period until the date that is eighteen (18) months from the end of the Restricted Period (the “Dribble Out Period”); provided, however, that, following the date that is six (6) months after the completion of the Restricted Period, the foregoing restriction set forth in this Section 3.3.2 shall not apply to any underwritten offering effected pursuant to a Holder’s rights under, and subject to the terms of, the Registration Rights Agreement.

3.3.3 Upon the completion of the Dribble Out Period, each Holder will be free to Transfer shares of Common Stock without limitation, except that all such Transfers shall be in compliance with applicable state and federal securities laws and the terms of this Agreement.

3.3.4 Notwithstanding the foregoing, a Holder may Transfer shares of Common Stock (i) to any Affiliate of such Holder; provided, that in the case of any such Transfer to such Affiliate, the Affiliate shall agree to be bound by the terms of this Section 3.3 and (ii) pursuant to any merger, consolidation, recapitalization or reorganization of the Company with or into a third-party purchaser.

3.3.5 Notwithstanding this Section 3.3, each Holder agrees that it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, Transfer any shares of Common Stock (or any rights or interests of any nature whatsoever in or with respect to any shares of Common Stock) beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by the Holder or its Affiliates if such Transfer would result in a “Change of Control” (as such term is defined the Revolving Credit Facility) under the terms of the Revolving Credit Facility; provided, however, that the foregoing restriction shall not apply to any Transfer effected (a) as a brokers’ transaction on a national securities exchange or (b) pursuant to an underwritten public offering registered under the Securities Act.

ARTICLE 4

TERMINATION

This Agreement shall terminate automatically upon the earlier to occur of: (i) the Holder Ownership Percentage being reduced to less than ten percent (10%); and (ii) the five (5) year anniversary of this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

If to the Company:

Approach Resources Inc.

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Attention: J. Curtis Henderson

Facsimile No.: (817) 989-9001

If to the Holders:

Wilks Brothers, LLC

17010 IH-20

Cisco, Texas 76437

Attention: Morgan Neff and Matt Wilks

Facsimile No.: (817) 850-3698

SDW Investments, LLC

17010 IH-20

Cisco, Texas 76437

Attention: Morgan Neff and Matt Wilks

Facsimile No.: (817) 850-3698

Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on receipt if sent by registered or certified mail.

Section 5.2 Governing Law: Venue: Jurisdiction. THIS AGREEMENT and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereby agrees that any action based upon, arising out of or relating to this Agreement (including any action concerning the violation or threatened violation of this Agreement) shall be heard and determined in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. In addition, each party consents to process being served in any such lawsuit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 5.2 and shall not be deemed to confer rights on any Person other than the parties hereto. Nothing in this Section 5.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 5.3 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT WHETHER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 5.4 Successors and Assigns. This Agreement shall be binding upon the Company, the Holders, and their respective successors and permitted assigns (which shall be deemed to include any Affiliate of any Holder to which a Holder Transfers any shares of Common Stock); provided that if any Holder Transfers any shares of Common Stock to any of its Affiliates such Holder shall remain the sole party entitled to exercise the rights of such Holder under this Agreement and such Affiliate shall (and such Holder shall require such Affiliate to execute a joinder to this Agreement in form and substance reasonably acceptable to the Company agreeing to) be bound by the terms of this Agreement with respect to all shares of Common Stock held by such Affiliate. No Holder may assign any of its rights under this Agreement to any other Person (including any transferee of any Common Stock held by a Holder) without the prior written consent of the Company, which consent may be granted or denied by the Company in its sole discretion and to be valid must be approved by a majority of the members of the Board other than Board Designees and any other members of the Board nominated for election to the Board by Holders or any Holder, and any assignment in violation of the foregoing shall be void ab initio.

Section 5.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 5.6 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. Upon a determination that any provision of this Agreement is prohibited, unenforceable or not authorized, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 5.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 5.8 No Waivers; Amendments.

5.8.1 No failure or delay on the part of the Company or the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Holder at law or in equity or otherwise.

5.8.2 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver makes specific reference to this Agreement, and, (i) in the case of an amendment, such amendment is with the written consent of the Company and each Holder, and (ii), in the case of a waiver, such waiver is signed by the Person against whom it is to be enforced; provided that any amendment of this Agreement or waiver by the Company hereunder shall only be effective if such amendment or waiver is approved by a majority of the members of the Board other than Board Designees and any other members of the Board nominated for election to the Board by Holders or any Holder.

Section 5.9 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Non-party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-party Affiliates.

Section 5.10 Further Assurances. Each party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 5.11 Entire Agreement. This Agreement (including all schedules and exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 5.12 Ownership and Aggregation of Common Stock; Action by Holders.

5.12.1 All shares of Common Stock beneficially owned by each Holder and its Affiliates shall be aggregated for purposes of interpreting the term and terms of, and determining the application and availability of any obligations and rights under, this Agreement, unless the context otherwise requires.

5.12.2 Any action to be taken or consent or approval to be given by Holders pursuant to this Agreement shall be deemed taken, consented to or approved upon the affirmative consent or approval by either Holder; provided that, if the Company receives conflicting direction, consents or approvals from the Holders with respect to any action to be taken or consent or approval to be given by Holders pursuant to this Agreement, then any action to be taken or consent or approval to be given by Holders pursuant to this Agreement shall be deemed taken, consented to or approved upon the affirmative consent or approval by the Holder that holds a majority of the Common Stock held by both Holders.

5.12.3 From time to time upon the written request by the Company, each Holder shall provide to the Company in writing a statement setting forth the number of shares of Common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) by such Holder, certified by an officer or other duly authorized representative of such Holder.

[Remainder of Page Intentionally Left Blank]

SIGNATURES TO STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

APPROACH RESOURCES INC.

By:	/s/ J. Ross Craft
Name:	J. Ross Craft
Title:	Chairman, President and Chief Executive Officer

[Signature page to Stockholders Agreement]

SIGNATURES TO STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

WILKS BROTHERS, LLC

By:	/s/ Morgan D. Neff
Name:	Morgan D. Neff
Title:	Senior Portfolio Manager

By:	/s/ Matt Wilks
Name:	Matt Wilks
Title:	Portfolio Manager & Vice President Capital Investments

SDW INVESTMENTS, LLC

By:	/s/ Morgan D. Neff
Name:	Morgan D. Neff
Title:	Senior Portfolio Manager

By:	/s/ Matt Wilks
Name:	Matt Wilks
Title:	Portfolio Manager & Vice President Capital Investments

[Signature Page to Stockholders Agreement]

EXHIBIT A

Conditional Resignation of Director

January 27, 2017

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Attention: Corporate Secretary

Ladies and Gentlemen:

Reference is hereby made to that certain Stockholders Agreement, dated as of the date hereof, by and among Approach Resources Inc. (the “Company”), Wilks Brothers, LLC and SDW Investments, LLC (the “Stockholders Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement.

Effective upon the Board Determination Date, I, Matthew R. Kahn, resign as a member of the board of directors of the Company and as a member of each committee of the board of directors of the Company on which I serve as of the Board Determination Date (the “Conditional Resignation”); provided, if as of the Board Determination Date the Holder Ownership Percentage is equal to or greater than 40%, the Conditional Resignation shall be null and void.

Sincerely,

Matthew R. Kahn

A-1